EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ANNOUNCES DEBT REPURCHASES

CAMBRIDGE, MA, January 8, 2004 — Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that it has repurchased, in several individually negotiated transactions, an aggregate of $99 million in principal amount of its 5 1/2% Convertible Subordinated Notes due 2007. Following these repurchases, an aggregate of $201 million in principal amount of the 5 1/2% Convertible Subordinated Notes due 2007 remains outstanding.

The Company paid a total of $98.9 million in cash to certain institutional investors to repurchase and retire the Notes. As a result of the repurchases, the Company expects to realize interest savings of $5.45 million annually through June 2007.

About Akamai

Akamai® – The Business Internet, is the world’s largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai’s services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai’s industry-leading services, matched with world-class customer care, are used by hundreds of today’s most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning expectations as to interest savings as a result of the repurchase of a portion of the Company’s 5 1/2% Convertible Subordinated Notes due 2007. Actual results may differ materially from those indicated by these forward-looking statements as a result of factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

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